Exhibit 1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           UNITED STATES LEATHER, INC.


                                    ARTICLE I

             The name of the Corporation is United States Leather, Inc.

                                   ARTICLE II

             The period of the Corporation's existence is perpetual.

                                   ARTICLE III

             The purpose for which the Corporation is organized is to engage in any lawful activities within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180, Wisconsin Statutes.

                                   ARTICLE IV

             The aggregate number of shares which the Corporation shall have authority to issue is forty-five million (45,000,000) shares of a class designated as "Common Stock," with a par value of $.01 per share.

             A.   COMMON STOCK.

             (1) Dividends. Subject to the provisions of this Article IV, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.

             (2) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Corporation available for distribution.

             (3) Voting Rights. Except as otherwise provided by the Wisconsin Business Corporation Law, only the holders of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. Upon any such vote the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.

             B.   PROHIBITION OF ISSUANCE OF CERTAIN SECURITIES.

             Anything herein to the contrary notwithstanding, the issuance of nonvoting equity securities is prohibited.

             C.   PREEMPTIVE RIGHTS.

             Except as the Board of Directors of the Corporation may otherwise authorize or determine from time to time, no shareholder of the Corporation shall have any preferential or preemptive right to subscribe for or purchase from the Corporation any new or additional shares of capital stock of the Corporation or securities convertible into shares of capital stock, whether now or hereafter authorized.

                                    ARTICLE V

             A.   POWERS, NUMBER AND TENURE OF DIRECTORS.

             Subject to the rights of holders of Preferred Stock of the Corporation, the Board of Directors of the Corporation shall consist of five (5) directors. The general powers of the directors of the Corporation shall be as set forth in Section 3.1 of Article III of the By-laws of the Corporation (and as such Section shall exist from time to time).

             B.   REMOVAL OF DIRECTORS.

             Any director may be removed from office, with or without cause, by the affirmative vote of shareholders holding more than one-half of the voting power of the then outstanding shares of all classes of capital stock of the Corporation generally possessing voting rights in the election of directors.

             C.   VACANCIES.

             Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, even if the number of directors then in office is less than a quorum of the Board of Directors. Any director so elected shall serve until the next election of the class for which such director is chosen and until his or her successor is duly elected and qualified.

                                   ARTICLE VI

             The Corporation shall indemnify the officers and the directors of the Corporation to the fullest extent permitted or required by the Wisconsin Business Corporation Law.

                                   ARTICLE VII

             The address of the registered office of the Corporation is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and the name of its registered agent at such address is F&L Corp.

                                  ARTICLE VIII

             The Corporation shall have the express right to acquire and dispose of its own shares on such terms and conditions as the Board of Directors may from time to time determine and agree.

                                   ARTICLE IX

             A special meeting of the shareholders of the Corporation shall be held as provided for in the By-laws of the Corporation, and shall also be held as required by the Wisconsin Business Corporation Law; provided, however, that unless otherwise required by the Wisconsin Business Corporation Law, no special meeting may be called by shareholders of the Corporation unless the holders of at least 15% of all the votes entitled to be cast on any issue proposed to be considered at such meeting sign, date and deliver to the Corporation one or more written demands for such meeting in accordance with the applicable provisions of the By-laws of the Corporation.

                                    ARTICLE X

             These Restated Articles of Incorporation may be amended solely as authorized hereby and by law at the time of amendment.

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